Vicki A Hollub
President and Chief Executive Officer

PERSONAL AND CONFIDENTIAL

September 14, 2022

Ms. Sylvia J. Kerrigan
[Redacted]

Dear Sylvia:

My colleagues and I are excited at the prospect of your joining the Oxy team. The purpose of this correspondence is to confirm our offer, subject to approval by our Board of Directors, and your acceptance of employment. The terms and conditions of our employment offer are as follows, with each compensation component subject to approval by our Compensation Committee:

1.Title: Your title will be Senior Vice President and Chief Legal Officer of Occidental Petroleum Corporation (the “Company”).

2.Reporting Relationship: You will report directly to me.

3.Start Date: You will commence employment on October 1, 2022, or on another mutually agreeable date (your “Employment Date”).

4.Initial Base Salary: $700,000 per year subject to annual review, paid bi-weekly during your continued employment.

5.Annual Bonus: You will be eligible to participate in the Occidental Petroleum Corporation Executive Incentive Compensation Plan. In addition, provided you remain continuously employed through the payment date (other than due to the Company’s termination of your employment without Cause or your termination of your employment for Good Reason (each as defined below)), and subject to meeting the performance conditions for the role, you will be paid a bonus of at least $650,000 for the 2023 performance year, to be paid in the first quarter of 2024, and a bonus of at least $650,000 for the 2024 performance year, to be paid in the first quarter of 2025.

6.Restricted Stock Unit Awards: Effective as of your Employment Date, you will be awarded Restricted Stock Units with an initial value (based on the closing price of Company stock on the date of the award) of $2,600,000, subject to the Company’s standard employment terms. In addition, subject to your continued employment on each grant date, during the first quarter of 2023 and the first quarter of 2024, you will be awarded Restricted Stock Units with an initial value of at least $2,600,000 (based on the closing price of Company stock on the grant date of each award). These awards will vest on a prorated basis over a three year period, subject to the terms and conditions of this offer and the applicable award agreement (which such award agreement, for the avoidance of doubt, will incorporate the terms of this paragraph 6 and apply to the awards addressed in this paragraph 6).

7.Employee Benefits: During your continued employment, you will be entitled to the full array of employee benefits available to similarly situated Company executives, including Financial Planning and Personal Excess Liability Insurance, as they may exist from time to time.

8.Paid Time Off (PTO): The Company’s PTO program combines vacation, personal and family illness, doctor/dentist visits and other personal time off into a single bank of hours. You choose how to use the time you have available. PTO hours accrue monthly and are based on your years of service and prior relevant experience. Additional information regarding PTO and other benefits will be provided during your onboarding process.

This offer of employment is contingent upon Board approval and the additional pre-employment and other conditions set forth in Appendix A. This offer is further contingent upon confirmation to our satisfaction that you are not subject to any non-competition or other obligations that would interfere with your employment with us. Subject to payment of the bonus and restricted stock units as described above, your employment with the Company is at-will; this letter in not a guarantee of continuing employment and no part of this letter may be assigned. This letter will be governed by Texas law (without giving effect to its conflicts of laws principles), constitutes the final, complete and exclusive expression of the parties’ intent on this subject matter and may only be amended in a writing signed by each party.

Please call me if you have any questions relative to your employment. If everything is stated correctly and to your satisfaction, please sign both copies of this offer letter and return one copy in the enclosed FedEx envelope.

I would like to take this opportunity to welcome you to Oxy. I very much look forward to working with you.

Sincerely,

/s/ Vicki Hollub

Vicki Hollub
Chief Executive Officer

Agreed and Accepted:

/s/ Sylvia J. Kerrigan 9/14/2022__
Sylvia J. Kerrigan Date

Copy: Darin Moss